EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Reports Fourth Quarter
and Year End 2012 Results

OLD BRIDGE, New Jersey—April 2, 2013—Blonder Tongue Laboratories, Inc. (NYSE MKT:BDR) announced its sales and results for the fourth quarter and year ended December 31, 2012.

Net sales increased $1,267,000 or 19.6% to $7,722,000 for the fourth quarter of 2012 from $6,455,000 for the comparable period in 2011.  Net loss for the three months ended December 31, 2012 was $(3,185,000) or $(0.51) per share in 2012, compared to $(150,000) or $(0.02) per share for the comparable period in 2011.

Net sales increased $3,980,000 or 14.9% to $30,643,000 for the year ended December 31, 2012 from $26,663,000 for the comparable period in 2011.  Net loss for the year was $(5,157,000) or $(0.83) per share in 2012, compared to $(411,000) or $(0.07) per share for the year ended December 31, 2011.

The increase in net sales is primarily attributed to an increase in sales of digital video headend products offset by a decrease in sales of contract manufactured products and ClassroomEdge products.  Sales of digital video headend products were $14,384,000 and $9,096,000, sales of contract manufactured products were $2,440,000 and $3,296,000 and sales of ClassroomEdge products were $6,000 and $930,000 in 2012 and 2011, respectively.  Included in the 2012 results were sales of $7,760,000 attributed to the Drake acquisition.

The change in the net loss year over year is primarily attributed to changes in non-cash items including $2,311,000 for deferred income taxes, $1,147,000 provision for inventory reserves and $297,000 for depreciation and amortization, coupled with the incurrence of approximately $1,000,000 of transaction and transition expense associated with the Drake acquisition.

Commenting on the fourth quarter and the year-end 2012, Chairman and Chief Executive Officer James A. Luksch noted, “2012 was a transition year in many respects. We completed the integration of RL Drake into Blonder Tongue, refined our overall inventory reserve methodology and continued to invest heavily in engineering to further broaden and improve our digital products and expand their opportunity for penetration in the MSO market, the broadcast market and our traditional private cable markets.”   Luksch continued, “The consequences of all this activity resulted in a combination of transaction costs and non-cash charges that substantially increased the loss reported. The broad coverage of the combination of Drake and Blonder Tongue products is expected to result in a healthy 2013 and future years.”

Conference Call Reminder

•	Tuesday, April 2nd, 2012
•	11:00 AM EDT
•	Live Call #877-407-8033
•	Conference ID #411725

About Blonder Tongue

Blonder Tongue Laboratories, Inc. together with R. L. Drake Holdings, LLC - its wholly owned subsidiary - offer customers more than 130 years of combined engineering and manufacturing excellence with solid histories of delivering reliable, quality products.  As a leader in the field of Cable Television Communications, the Company provides system operators and integrators serving the cable, broadcast, satellite, IPTV, institutional and professional video markets with comprehensive solutions for the provision of content contribution, distribution and video delivery to homes and businesses.  The Company designs, manufactures, sells and supports an equipment portfolio of standard and high definition digital video solutions, as well as core analog video and high speed data solutions for distribution over coax, fiber and IP networks.  Additional information on the Company and its products can be found at www.blondertongue.com, and www.rldrake.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes “forward-looking” statements and accordingly, the cautionary statements contained in Blonder Tongue’s Annual Report and Form 10-K for the year ended December 31, 2012 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference.  The words “believe”, “expect”, “anticipate”, “project”, “target”, “intend”, “plan”, “seek”, “estimate”, “endeavor”, “should”, “could”, “may” and similar expressions are intended to identify forward-looking statements.  In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Blonder Tongue’s actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue’s “forward-looking” statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

James A. Luksch
Chief Executive Officer
jluksch@blondertongue.com
(732) 679-4000

Blonder Tongue Laboratories, Inc.
Consolidated Summary of Operating Results
(in thousands, except per share data)

                                                      (unaudited)
	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$7,722	$6,455	$30,643	$26,663
Gross profit	2,190	2,359	10,018	9,541
Loss from operations	(779)	(112)	(2,495)	(234)
Net loss	$(3,185)	$(150)	$(5,157)	$(411)
Basic and diluted net loss per share	$(0.51)	$(0.02)	$(0.83)	$(0.07)
Basic and diluted weighted average shares outstanding	6,216	6,214	6,216	6,210

Consolidated Summary Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2011

Current assets	$15,956	$13,685
Property, plant, and equipment, net	4,009	3,852
Total assets	26,303	25,871
Current liabilities	5,485	1,847
Long-term liabilities	4,193	2,821
Stockholders’ equity	16,625	21,203
Total liabilities and stockholders’ equity	$26,303	$25,871